EXHIBIT 99.1

Company Contact:	Joe Scirocco
Chief Financial Officer
Quiksilver, Inc.
(714) 889-2200

Investor Relations:	Chad A. Jacobs, Joe Teklits,
Integrated Corporate Relations
(203) 682-8200
— Quiksilver, Inc. Reports 2007 Fourth Quarter and Full Year Results —
- Adjusted FY07 EPS from Continuing Operations in Line -
- Apparel and Footwear Brands Increase 20% to $2.0 billion in FY07 -
- FY07 EPS from Continuing Operations reported as $(0.80) on Goodwill Charge -
- Company Outlines Initial Fiscal 2008 Outlook -
Huntington Beach, California, December 13, 2007—Quiksilver, Inc. (NYSE: ZQK) today announced operating results for the fourth quarter and full year ended October 31, 2007. Consolidated net revenues for the fourth quarter of fiscal 2007 increased 6% to $779.2 million compared to $731.8 million in the fourth quarter of fiscal 2006. Pro-forma net income, adjusted to eliminate non-cash tax-effected special charges, for the fourth quarter of fiscal 2007 was $65.9 million or $0.51 per share compared to $65.8 million or $0.51 per share the year before. The fiscal 2007 pro-forma result is in line with our expectations after excluding Cleveland Golf, which was sold earlier this week. Consolidated income from continuing operations for the fourth quarter of fiscal 2007 was a loss of $104.9 million or $0.84 per share compared to income of $65.8 million or $0.51 per share the year before. Net revenues and income from continuing operations for all periods excludes the results of our golf equipment business which are reported as discontinued operations. The loss from continuing operations for the fourth quarter of fiscal 2007 includes $170.7 million of non-cash charges primarily related to goodwill impairment, net of tax. A quantitative reconciliation from our GAAP results to our pro-forma quarterly results is provided in the accompanying tables.
Consolidated net revenues for the full year of fiscal 2007 increased 10% to $2.43 billion compared to $2.20 billion in fiscal 2006. Our pro-forma net income, adjusted to eliminate the tax-effected special charges (primarily non-cash), for the fiscal year 2007 was $74.2 million or $0.57 per share compared to $94.1 million or $0.74 per share the year before. Consolidated income from continuing operations for the full year of fiscal 2007 was a loss of $98.6 million or $0.80 per share compared to income of $94.1 million or $0.74 per share in fiscal 2006. The loss from continuing operations for the full fiscal year includes $172.9 million of primarily non-cash special charges, net of tax.
Robert B. McKnight, Jr., Chairman of the Board and Chief Executive Officer of Quiksilver, Inc., commented, “We are pleased to see continuing strength in each of our apparel and footwear brands, which grew their revenue for the year by 20% to $2.0 billion. We believe that we can maintain double digit rates of revenue growth and unlock significant profitability in these businesses over the next several years. These strong results are masked by the difficulties we’ve experienced in the equipment business, which includes the charge we have taken during the fourth quarter to reduce goodwill. While this is unfortunate, we remain optimistic about our longer-term prospects. We have seen and overcome difficult market conditions at a variety of points in our history and have always emerged a stronger company.”

Quiksilver, Inc. Fourth Quarter and Full Year 2007 Results
December 13, 2007

Bernard Mariette, President of Quiksilver, Inc., commented, “We are focused on three major initiatives. First, we intend to leverage the ongoing success of our apparel and footwear business by expanding our reach into new categories and new territories, increasing our penetration in existing markets and product ranges, and by growing our company owned retail presence. Second, we are creating a closely coordinated global sourcing structure to achieve several points of incremental gross margin for that business. Third, we are focused on helping our equipment business recover from the unusually difficult winter season last year. The state of the market, along with currency movements over the past year has negatively impacted both our revenues and profitability. Even so, we continue to believe that the business will improve over the course of the next two seasons. Our underlying belief that the Rossignol brand holds a tremendous and untapped lifestyle opportunity is unchanged. We are looking forward to growing the brand with a revitalized marketing effort and into a host of new product categories.”
Within consolidated revenues for the fourth quarter, apparel brand revenue grew 22% to $589.3 million from $481.8 million, while equipment brand revenue contracted 24% to $188.2 million from $248.2 million. Net revenues in the Americas increased 15% during the fourth quarter of fiscal 2007 to $334.8 million from $290.4 million in the fourth quarter of fiscal 2006. As measured in U.S. dollars and reported in the financial statements, European net revenues increased 2% during the fourth quarter of fiscal 2007 to $350.8 million from $342.4 million in the fourth quarter of fiscal 2006. As measured in euros, European net revenues decreased 7% for those same periods. As measured in U.S. dollars and reported in the financial statements, Asia/Pacific net revenues decreased 5% to $91.9 million in the fourth quarter of fiscal 2007 from $97.2 million in the fourth quarter of fiscal 2006. As measured in Australian dollars, Asia/Pacific net revenues decreased 19% for those same periods.
Within consolidated revenues for the full year, apparel brand revenue grew 20% to $2,042.0 million from $1,708.8 million, while equipment brand revenue contracted 22% to $379.2 million from $486.0 million. Net revenues in the Americas for the full year of fiscal 2007 increased 16% to $1,092.1 million from $939.4 million in fiscal 2006. As measured in U.S. dollars and reported in the financial statements, European net revenues increased 7% during the full year of fiscal 2007 to $1,070.1 million from $1,002.5 million in fiscal 2006. As measured in euros, European net revenues decreased 3% for the year. As measured in U.S. dollars, Asia/Pacific net revenues increased 2% to $259.1 million from $253.0 million in fiscal 2006. As measured in Australian dollars, Asia/Pacific net revenues decreased 11% for the year.
Consolidated inventories increased 15% to $447.3 million at October 31, 2007 from $389.7 million at October 31, 2006. Inventories grew 7% in constant dollars. Consolidated trade accounts receivable increased 13% to $760.4 million at October 31, 2007 from $674.7 million at October 31, 2006. Consolidated trade accounts receivable increased 3% in constant dollars.
The Company today outlined initial fiscal 2008 outlook for revenues of $2.7 billion and earnings per share of approximately $0.70. The Company also noted that the first quarter is expected to continue to reflect strong apparel and footwear business as well as the effects of a challenging winter equipment market. As a result, the Company currently expects to generate revenues of approximately $600 million and to incur a small loss for the quarter.
Mr. Mariette continued, “While fiscal 2008 will still hold some challenges in the equipment business, the market has an excellent opportunity to right-size its inventories and return to more normalized levels of sales in next year’s ski season. We are positioning for this and are working to put processes and people in place to make the most of the opportunity. At the same time, we continue to explore strategies to further reduce our exposure to the non-strategic parts of our equipment business, to repay indebtedness, and to improve our working capital utilization. The sale of Cleveland Golf, which has now been closed, was a great transaction that provides over $100 million of net cash for debt repayment and enables us to better focus on our core opportunities.”

Quiksilver, Inc. Fourth Quarter and Full Year 2007 Results
December 13, 2007

Mr. McKnight concluded, “This company has grown tremendously over the years. We have brands that, within their niches, are as strong as any in the world. We have created clear identities and broad appeal for each of them. We’ve proven highly capable of communicating their messages to consumers with great product and outstanding marketing. As we look ahead to the future and put the difficulty of the past year behind us, we remain optimistic, confidence in our strengths, and in a position to leverage them on behalf of our shareholders.”
Note:
Attachments to this press release include unaudited consolidated quarterly statements of income for each of the quarters in the year ended October 31, 2007 reflecting the operations of the Roger Cleveland Golf Company subsidiary as a discontinued operation.
About Quiksilver:
Quiksilver, Inc. (NYSE:ZQK) is the world’s leading outdoor sports lifestyle company, which designs, produces and distributes a diversified mix of branded apparel, wintersports equipment, footwear, accessories and related products. The Company’s apparel and footwear brands represent a casual lifestyle for young-minded people that connect with its boardriding culture and heritage, while its wintersports brands symbolize a long standing commitment to technical expertise and competitive success on the mountains.
The reputation of Quiksilver Inc.’s brands is based on different outdoor sports. The Company’s Quiksilver, Roxy, DC and Hawk brands are synonymous with the heritage and culture of surfing, skateboarding and snowboarding, and its beach and water oriented swimwear brands include Raisins, Radio Fiji and Leilani. The Rossignol, Dynastar, Lange, and Look brands are leaders in the alpine ski market, and the Company makes snowboarding equipment under its Rossignol, Dynastar, DC, Roxy, Lib Technologies, Gnu and Bent Metal labels.
The Company’s products are sold in over 90 countries in a wide range of distribution, including surf shops, ski shops, skateboard shops, snowboard shops, its proprietary Boardriders Club shops, other specialty stores and select department stores. Quiksilver’s corporate and Americas’ headquarters are in Huntington Beach, California, while its European headquarters are in St. Jean de Luz and St. Jean de Moirans, France, and its Asia/Pacific headquarters are in Torquay, Australia.
Forward looking statements:
This press release contains forward-looking statements including but not limited to statements regarding the Company’s revenue growth, financial forecast and other future activities. These forward-looking statements are subject to risks and uncertainties, and actual results may differ materially. Please refer to Quiksilver’s SEC filings for more information on the risk factors that could cause actual results to differ materially from expectations, specifically the sections titled “Risk Factors” and “Forward-Looking Statements” in Quiksilver’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q.
* * * * *
NOTE: For further information about Quiksilver, Inc., you are invited to take a look at our world at www.quiksilver.com,
www.roxy.com, www.dcshoecousa.com, www.quiksilveredition.com, www.hawkclothing.com,
www.rossignol.com and www.dynastar.com.

Quiksilver, Inc. Fourth Quarter and Full Year 2007 Results
December 13, 2007

CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

	Three Months Ended October 31,
In thousands, except per share amounts	2007	2006

Revenues, net	$779,201	$731,830
Cost of goods sold	420,538	401,534

Gross profit	358,663	330,296

Selling, general and administrative expense	260,522	223,729
Asset impairments and other special charges	166,352	—

Operating (loss) income	(68,211)	106,567

Interest expense	14,407	13,513
Foreign currency (gain) loss	(1,584)	1,010
Minority interest and other expense	82	103

(Loss) income before provision for income taxes	(81,116)	91,941

Provision for income taxes	23,750	26,177

Net (loss) income from continuing operations	$(104,866)	$65,764

Net loss from discontinued operations	$(6,059)	$(416)

Net (loss) income	$(110,925)	$65,348

(Loss) income per share from continuing operations	$(0.84)	$0.54

Loss income per share from discontinued operations	$(0.05)	$—

Net (loss) income per share	$(0.89)	$0.53

(Loss) income per share from continuing operations, assuming dilution	$(0.84)	$0.51

Loss per share from discontinued operations, assuming dilution	$(0.05)	$—

Net (loss) income per share, assuming dilution	$(0.89)	$0.51

Weighted average common shares outstanding	124,492	122,566

Weighted average common shares outstanding, assuming dilution	124,492	128,314

Quiksilver, Inc. Fourth Quarter and Full Year 2007 Results
December 13, 2007

CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

	Fiscal Year Ended October 31,
In thousands, except per share amounts	2007	2006

Revenues, net	$2,426,035	$2,200,234
Cost of goods sold	1,303,794	1,193,938

Gross profit	1,122,241	1,006,296

Selling, general and administrative expense	967,854	827,025
Asset impairments and other special charges	169,909	—

Operating income	(15,522)	179,271

Interest expense	57,023	47,444
Foreign currency loss	1,777	8
Minority interest and other expense	121	303

(Loss) income before provision for income taxes	(74,443)	131,516

Provision for income taxes	24,205	37,413

Net (loss) income from continuing operations	$(98,648)	$94,103

Net (loss) income from discontinued operations	$(22,471)	$(1,087)

Net (loss) income	$(121,119)	$93,016

(Loss) income per share from continuing operations	$(0.80)	$0.77

(Loss) income per share from discontinued operations	$(0.18)	$(0.01)

Net (loss) income per share	$(0.98)	$0.76

(Loss) income per share from continuing operations, assuming dilution	$(0.80)	$0.74

Loss per share from discontinued operations, assuming dilution	$(0.18)	$(0.01)

Net (loss) income per share, assuming dilution	$(0.98)	$0.73

Weighted average common shares outstanding	123,770	122,074

Weighted average common shares outstanding, assuming dilution	123,770	127,744

Quiksilver, Inc. Fourth Quarter and Full Year 2007 Results
December 13, 2007

Information related to geographic segments is as follows (unaudited):

	Three Months Ended October 31,
Amounts in thousands	2007	2006

Revenues, net:
Americas	$334,787	$290,414
Europe	350,825	342,413
Asia/Pacific	91,939	97,171
Corporate operations	1,650	1,832

	$779,201	$731,830

Gross Profit:
Americas	$136,021	$114,790
Europe	177,968	172,080
Asia/Pacific	43,636	42,736
Corporate operations	1,038	690

	$358,663	$330,296

SG&A Expense:
Americas	$89,805	$76,496
Europe	130,328	107,560
Asia/Pacific	29,272	25,750
Corporate operations	11,117	13,923

	$260,522	$223,729

Operating (Loss) Income:*
Americas	$10,708	$38,294
Europe	(72,085)	64,520
Asia/Pacific	3,245	16,986
Corporate operations	(10,079)	(13,233)

	$(68,211)	$106,567

*	For the Americas, Europe and Asia/Pacific operating segments, operating (loss) income includes impairments and related charges for the three months ended October 31, 2007 of $35.5 million, $119.7 million and $11.1 million, respectively, or a total of $166.4 million.
Revenues by classification within operating segments are as follows (Unaudited):

	Three Months Ended October 31,
		2007			2006
	Apparel	Equipment			Equipment
In thousands	Brands	Brands	Total	Apparel Brands	Brands	Total

Americas	$278,223	$56,564	$334,787	$221,397	$69,017	$290,414
Europe	229,423	121,402	350,825	177,943	164,470	342,413
Asia/Pacific	81,656	10,283	91,939	82,471	14,700	97,171
Corporate operations	—	—	1,650	—	—	1,832

	$589,302	$188,249	$779,201	$481,811	$248,187	$731,830

Quiksilver, Inc. Fourth Quarter and Full Year 2007 Results
December 13, 2007

Information related to geographic segments (continued unaudited):

	Fiscal Year Ended October 31,
Amounts in thousands	2007	2006

Revenues, net:
Americas	$1,092,076	$939,370
Europe	1,070,053	1,002,475
Asia/Pacific	259,093	253,003
Corporate operations	4,813	5,386

	$2,426,035	$2,200,234

Gross Profit:
Americas	$444,286	$375,022
Europe	551,738	512,909
Asia/Pacific	122,525	116,047
Corporate operations	3,692	2,318

	$1,122,241	$1,006,296

SG&A Expense:
Americas	$340,546	$281,890
Europe	465,724	396,935
Asia/Pacific	106,292	94,324
Corporate operations	55,292	53,876

	$967,854	$827,025

Operating (Loss) Income:*
Americas	$68,232	$93,132
Europe	(33,711)	115,974
Asia/Pacific	5,114	21,723
Corporate operations	(55,157)	(51,558)

	$(15,522)	$179,271

*	For the Americas, Europe and Asia/Pacific operating segments and Corporate operations, operating (loss)income includes impairments and other special charges for the year ended October 31, 2007 of $35.5 million, $119.7 million, $11.1 million and $3.6 million, respectively, or a total of $169.9 million.
Revenues by classification within operating segments are as follows (Unaudited):

	Fiscal Year Ended October 31,
		2007			2006
	Apparel	Equipment			Equipment
In thousands	Brands	Brands	Total	Apparel Brands	Brands	Total

Americas	$990,892	$101,184	$1,092,076	$821,870	$117,500	$939,370
Europe	807,346	262,707	1,070,053	661,828	340,647	1,002,475
Asia/Pacific	243,797	15,296	259,093	225,111	27,892	253,003
Corporate operations	—	—	4,813	—	—	5,386

	$2,042,035	$379,187	$2,426,035	$1,708,809	$486,039	$2,200,234

Quiksilver, Inc. Fourth Quarter and Full Year 2007 Results
December 13, 2007

GAAP TO PRO-FORMA RECONCILIATION

Three Months Ended
October 31,2007

Net loss from continuing operations	$(104,866)
Non-cash asset impairments and related charges, net of tax	170,729

Pro-forma net income from continuing operations	$65,863

Pro-forma net income per share from continuing operations	$0.53

Pro-forma net income per share from continuing operations, assuming dilution	$0.51

Weighted average common shares outstanding	124,492

Weighted average common shares outstanding, assuming dilution	130,127

GAAP TO PRO-FORMA RECONCILIATION

Fiscal Year Ended
October 31,2007

Net loss from continuing operations	$(98,648)
Non-cash asset impairments and related charges, net of tax	170,729
Contract termination costs, net of tax	2,134

Pro-forma net income from continuing operations	$74,215

Pro-forma net income per share from continuing operations	$0.60

Pro-forma net income per share from continuing operations, assuming dilution	$0.57

Weighted average common shares outstanding	123,770

Weighted average common shares outstanding, assuming dilution	129,706

Quiksilver, Inc. Fourth Quarter and Full Year 2007 Results
December 13, 2007

CONSOLIDATED QUARTERLY STATEMENTS OF OPERATIONS (Unaudited)

	Three Months Ended
	October 31,
In thousands, except per share amounts	2007	July 31, 2007	April 30, 2007	January 31, 2007

Revenues, net	$779,201	$560,930	$557,227	$528,677
Cost of goods sold	420,538	300,224	303,284	279,748

Gross profit	358,663	260,706	253,943	248,929

Selling, general and administrative expense	260,522	243,198	242,522	221,612
Asset impairments and other special charges	166,352	3,557	—	—

Operating (loss) income	(68,211)	13,951	11,421	27,317

Interest expense	14,407	14,180	13,680	14,756
Foreign currency (gain) loss	(1,584)	72	1,392	1,897
Minority interest and other expense	82	80	(74)	33

(Loss) income before provision for income taxes	(81,116)	(381)	(3,577)	10,631

Provision (benefit) for income taxes	23,750	(1,670)	(1,697)	3,822

Net (loss) income from continuing operations	$(104,866)	$1,289	$(1,880)	$6,809

(Loss) income per share from continuing operations	$(0.84)	$0.01	$(0.02)	$0.06

(Loss) income per share from continuing operations, assuming dilution	$(0.84)	$0.01	$(0.02)	$0.05

Weighted average common shares outstanding	124,492	124,013	123,596	123,049

Weighted average common shares outstanding, assuming dilution	124,492	129,163	123,596	129,234

Quiksilver, Inc. Fourth Quarter and Full Year 2007 Results
December 13, 2007

CONSOLIDATED SELECTED BALANCE SHEET INFORMATION (Unaudited)

	October 31,
Amounts in thousands	2007	2006

Cash and cash equivalents	$74,348	$36,834
Trade accounts receivable, net	760,430	674,734
Inventories	447,282	389,663
Lines of credit and long-term debt	1,120,430	985,159